Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in the Registration Statement on Form S-8 pertaining to the 2020 Equity Incentive Plan and the Amended and Restated 2011 Employee Stock Purchase Plan of AcelRx Pharmaceuticals, Inc., of our reports dated March 16, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of AcelRx Pharmaceuticals, Inc. appearing in AcelRx Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ OUM & CO. LLP

San Francisco, California

June 16, 2020